Roxbury Mid-Cap Fund

                          Roxbury Small-Cap Growth Fund

                             Roxbury Micro-Cap Fund

                              of The Roxbury Funds

                              Institutional Shares
________________________________________________________________________________

                         PROSPECTUS DATED AUGUST 1, 2006

                  This prospectus contains important information about these mutual funds, including information on their investment policies, risks and fees. For your own benefit and protection, please read it before you invest, and keep it on hand for future reference.

                  Like all mutual fund shares, these securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission determined whether this prospectus is accurate or complete. Anyone who tells you otherwise is committing a criminal offense.

________________________________________________________________________________
TABLE OF CONTENTS
________________________________________________________________________________

                                         FUND DESCRIPTIONS

A look at the goals, strategies,               Summary .........................................................3
risks, expenses and financial history          Performance Information .........................................5
of the Funds.                                  Fees and Expenses ...............................................9
                                               Example .........................................................10
                                               Investment Objective ............................................11
                                               Primary Investment Strategies ...................................11
                                               Additional Risk Information .....................................15
                                               Financial Highlights.............................................18

Details about the service providers.     MANAGEMENT OF THE FUNDS
                                               Investment Adviser ..............................................21
                                               Fund Managers ...................................................21
                                               Service Providers ...............................................25

Policies and instructions for opening,   SHAREHOLDER INFORMATION
maintaining and closing an account in          Pricing of Shares ...............................................26
the Funds.                                     Purchase of Shares ..............................................26
                                               Redemption of Shares ............................................27
                                               Exchange of Shares ..............................................31
                                               Distributions ...................................................31
                                               Taxes ...........................................................32

Details on the Funds' share classes.     DISTRIBUTION ARRANGEMENTS
                                               Share Classes ...................................................34

                                         GLOSSARY...............................................................35

                                         FOR MORE INFORMATION...................................................36

For information about key terms and concepts, please refer to the "Glossary."


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                              Roxbury Mid-Cap Fund

                          Roxbury Small-Cap Growth Fund

                             Roxbury Micro-Cap Fund

                              Institutional Shares
________________________________________________________________________________

                                FUND DESCRIPTIONS

________________________________________________________________________________
SUMMARY
________________________________________________________________________________

Investment Objectives               Each of the Roxbury Mid-Cap Fund (the
                                    "Mid-Cap Fund"), Roxbury Small-Cap Growth
                                    Fund (the "Small-Cap Fund") and Roxbury
                                    Micro-Cap Fund (the "Micro-Cap Fund") seeks
                                    superior long-term growth of capital.
________________________________________________________________________________
Investment Focus                    Equity (or related) securities
________________________________________________________________________________
Share Price Volatility              High
________________________________________________________________________________
Principal Investment                The Mid-Cap Fund invests, under normal
Strategies                          market conditions, at least 80% of its
                                    assets in securities of companies with
                                    market capitalizations, at the time of
                                    purchase, consistent with the capitalization ranges of the Russell Midcap and S&P MidCap
                                    400 Indices.

                                    The Small-Cap Fund invests, under normal market conditions, at least 80% of its assets in securities of companies with market capitalizations, at the time of purchase, consistent with the capitalization ranges of the Russell 2000 and S&P SmallCap 600 Indices.

                                    The Micro-Cap Fund invests, under normal conditions, at least 80% of its assets in securities of companies with market capitalizations, at the time of purchase, under $1 billion.

                                    The Funds may invest in securities
                                    (including preferred stock, warrants and
                                    debentures) convertible into or exercisable
                                    for common stock and certain option and
                                    financial futures contracts ("derivatives").
                                    The Funds may also invest in foreign
                                    securities, including American Depositary
                                    Receipts.
________________________________________________________________________________
Principal Risks                     An investment in a Fund is subject to the
                                    risks summarized below, which are further described under "Additional Risk
                                    Information."

                                    o    It is possible to lose money by
                                         investing in the Funds. There is no
                                         guarantee that the stock market or the
                                         securities that a Fund buys will
                                         increase in value.
________________________________________________________________________________


                                     - 3 -


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________________________________________________________________________________
                                    o    The Funds' share prices will fluctuate
                                         in response to changes in market value
                                         of the Funds' underlying investments.
                                         Market value changes result from
                                         business developments affecting an
                                         issuer as well as general market and
                                         economic conditions.

                                    o    The Funds are subject to greater
                                         volatility than funds that invest in
                                         large cap companies. Mid-cap, small-cap
                                         and micro-cap companies may be more
                                         vulnerable than large-cap companies to
                                         adverse business or economic
                                         developments, their securities may be
                                         less liquid and more volatile than
                                         securities of larger companies, and
                                         they may suffer significant losses.

                                    o    Growth-oriented investments may be more
                                         volatile than the rest of the U.S.
                                         stock market as a whole.

                                    o    Investments in a foreign market are
                                         subject to foreign security risk and
                                         the risk of losses caused by changes in
                                         foreign currency exchange rates.

                                    o    The use of derivatives may expose a
                                         Fund to additional risks that it would
                                         not be subject to if it invested
                                         directly in securities underlying those
                                         derivatives. These risks may cause a
                                         Fund to experience higher losses than a
                                         fund that does not use derivatives.

                                    o    The performance of the Funds will
                                         depend on whether or not the investment
                                         adviser is successful in pursuing the
                                         Funds' investment strategies.

                                    o    The Funds are also subject to other
                                         risks which are described under
                                         "Additional Risk Information."
________________________________________________________________________________
Investor Profile                    Investors who want the value of their
                                    investment to grow and who are willing to
                                    accept more volatility for the possibility
                                    of higher returns.
________________________________________________________________________________


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________________________________________________________________________________
PERFORMANCE INFORMATION
________________________________________________________________________________

                              Roxbury Mid-Cap Fund

                  The bar chart and performance table below illustrate the risks and volatility of an investment in the Fund by showing changes in the Fund's performance from calendar year to calendar year and by showing how the Fund's average annual returns for one year, five years and since inception, both before and after taxes, compared with those of the Russell Midcap Growth Index, which is a broad measure of market performance. The performance shown is for the Investor Shares of the Fund, as the Institutional Share Class did not have a full year of performance as of December 31, 2005. This performance information includes performance of Investor Shares of the Fund's predecessor, the Roxbury Mid-Cap Fund (a series of WT Mutual Fund) (the "Predecessor Mid-Cap Fund") for periods from December 14, 2000 through December 31, 2005. Returns of Institutional Shares will differ to the extent that they have different expenses. Specifically, Investor Shares are subject to a 0.25% shareholder service fee. Total returns for Investor Shares would have been lower than shown below had certain fees and expenses not been waived and/or reimbursed. The Fund's past performance, both before and after taxes, does not necessarily indicate how the Fund will perform in the future.

           Annual Total Returns For The Calendar Years Since Inception

                                   [Bar Chart]

                                2001        3.16%
                                2002      (31.29)%
                                2003       45.25%
                                2004       13.30%
                                2005        8.59%

         Calendar Year-to-Date Total Return as of March 31, 2006: 12.90%

                           Best Quarter        Worst Quarter

                             21.14%              (21.76)%
                         (June 30, 2003)    (September 30, 2004)

Investor Shares
Average Annual Total Returns as of                                                            Since Inception
December 31, 2005                                  1 Year             5 Years               (December 14, 2000)
____________________________________________    ______________    ________________    ________________________________
Before Taxes                                        8.59%              4.84%                       4.71%
____________________________________________    ______________    ________________    ________________________________
After Taxes on Distributions (1),(2)                7.65%              4.51%                       4.39%
____________________________________________    ______________    ________________    ________________________________
After Taxes on Distributions and Sales of
Fund Shares (1),(2)                                 5.99%              4.00%                       3.89%
____________________________________________    ______________    ________________    ________________________________
Russell Midcap Growth Index (reflects no
deduction for fees,
   expenses or taxes)(3)                          12.10%              1.38%                       0.06%
____________________________________________    ______________    ________________    ________________________________

(1) These figures assume the reinvestment of dividends and capital gain distributions.



                                     - 5 -


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(2)      After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your tax situation and may differ from those shown and are not relevant if you hold your shares through tax-deferred arrangements, such as 401
         (k) plans or individual retirement accounts.

(3) The Russell Midcap Growth Index measures the performance of those companies in the Russell Midcap Index with higher price-to-book ratios and higher forecasted growth values. The stocks are also included in the Russell 1000 Growth Index. The Russell 1000 Growth Index measures the performance of those companies included in the Russell 1000 Index with higher price-to-book ratios and higher forecasted growth values. The Russell 1000 Index measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index.


                                     - 6 -


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                          Roxbury Small-Cap Growth Fund

                  The bar chart and performance table below illustrate the risks and volatility of an investment in the Fund by showing changes in the performance of the Fund's Institutional Shares from calendar year to calendar year and by showing how the Fund's average annual returns for one year and since inception, both before and after taxes, compared with those of the Russell 2000 Growth Index, which is a broad measure of market performance. This performance information includes performance of Institutional Shares of the Fund's predecessor, the Roxbury Small-Cap Growth Fund (a series of WT Mutual Fund) (the "Predecessor Small-Cap Fund") for periods from January 2, 2003 through December 31, 2005. Total return would have been lower had certain fees and expenses not been waived and/or reimbursed. The Fund's past performance, both before and after taxes, does not necessarily indicate how the Fund will perform in the future.

           Annual Total Return For The Calendar Years Since Inception

                                   [Bar Chart]

                                2004        7.55%
                                2005        7.68%

         Calendar Year-to-Date Total Return as of March 31, 2006: 15.97%

                     Best Quarter                   Worst Quarter

                        12.76%                         (7.58)%
                 (December 31, 2004)             (September 30, 2004)


Institutional Shares                                                                              Since Inception
Average Annual Total Returns as of December 31, 2005                          1 Year             (January 2, 2003)
_____________________________________________________________________    __________________    _______________________
Before Taxes                                                                   7.68%                   24.52%
_____________________________________________________________________    __________________    _______________________
After Taxes on Distributions (1)                                               7.62%                   23.83%
_____________________________________________________________________    __________________    _______________________
After Taxes on Distributions and Sales of Fund Shares (1)                      5.06%                   21.02%
_____________________________________________________________________    __________________    _______________________
Russell 2000 Growth Index (reflects no deduction for fees,
   expenses or taxes) (2)                                                      4.15%                   20.93%
_____________________________________________________________________    __________________    _______________________

(1) After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your tax situation and may differ from those shown and are not relevant if you hold your shares through tax-deferred arrangements, such as 401
         (k) plans or individual retirement accounts.

(2) The Russell 2000 Growth Index measures the performance of those companies in the Russell 2000 Index with higher price-to-book ratios and higher forecasted growth values. The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000
         Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on market capitalization, which represents approximately 98% of the investable U.S. equity market.



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                             Roxbury Micro-Cap Fund

                  The bar chart and performance table below illustrate the risks and volatility of an investment in the Fund for the past calendar year and show how the Fund's average annual returns for one year and since inception, both before and after taxes, compared with those of the Russell Microcap and Russell 2000 Growth Indices, which are broad measures of market performance. This performance information includes performance of Institutional Shares of the Fund's predecessor, the Roxbury Micro-Cap Fund (a series of WT Mutual Fund) (the "Predecessor Micro-Cap Fund") for periods from December 29, 2004 through December 31, 2005. Total return would have been lower had certain fees and expenses not been waived and/or reimbursed. The Fund's past performance, both before and after taxes, does not necessarily indicate how the Fund will perform in the future.

                 Annual Total Return For The Past Calendar Year

                                   [Bar Chart]

                                2005        0.50%

         Calendar Year-to-Date Total Return as of March 31, 2006: 19.59%

                     Best Quarter                   Worst Quarter

                         5.77%                         (5.64)%
                    (June 30, 2005)               (March 31, 2005)


Institutional Shares                                                                              Since Inception
Average Annual Total Returns as of December 31, 2005                          1 Year            (December 29, 2004)
_____________________________________________________________________    __________________    _______________________
Before Taxes                                                                   0.50%                   1.59%
_____________________________________________________________________    __________________    _______________________
After Taxes on Distributions (1)                                               0.50%                   1.59%
_____________________________________________________________________    __________________    _______________________
After Taxes on Distributions and Sales of Fund Shares (1)                      0.32%                   1.35%
_____________________________________________________________________    __________________    _______________________
Russell Microcap Index (reflects no deduction for fees,
   expenses or taxes) (2)                                                      2.57%                   2.62%
_____________________________________________________________________    __________________    _______________________
Russell 2000 Growth Index (reflects no deduction for fees,
   expenses or taxes) (3)                                                      4.15%                   3.80%
_____________________________________________________________________    __________________    _______________________

(1) After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your tax situation and may differ from those shown and are not relevant if you hold your shares through tax-deferred arrangements, such as 401
         (k) plans or individual retirement accounts.

(2) The Russell Microcap Index measures the performance of the microcap segment, representing less than 3% of the U.S. equity market. The
         Russell Microcap Index includes the smallest 1,000 securities in the Russell 2000 Index plus the next 1,000 securities.

(3) The Russell 2000 Growth Index measures the performance of those companies in the Russell 2000 Index with higher price-to-book ratios and higher forecasted growth values. The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000
         Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on market capitalization, which represents approximately 98% of the investable U.S. equity market.



                                     - 8 -


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________________________________________________________________________________
FEES AND EXPENSES
________________________________________________________________________________

The table below describes the fees and expenses that you may pay if you buy and hold Institutional Shares of the Funds.

Shareholder Fees (fees paid directly from your investment):


                                                                                Institutional Shares
                                                                 ____________________________________________________
                                                                      Mid-Cap Fund &
                                                                      Small-Cap Fund            Micro-Cap Fund
Maximum sales charge (load) imposed on purchases (as a
  percentage of offering price)                                            None                      None
Maximum deferred sales charge                                              None                      None
Maximum sales charge imposed on reinvested dividends                       None                      None
  (and other distributions)
Redemption fee                                                           1.00%(a)                 2.00%(b)
Exchange fee                                                             1.00%(a)                 2.00%(b)


(a) Institutional Shares of the Mid-Cap and Small-Cap Funds are subject to a 1.00% redemption fee only if redeemed or exchanged within the first
         60 days after purchase. See "Redemption of Shares" and "Exchange of Shares" for additional information.

(b) Institutional Shares of the Micro-Cap Fund are subject to a 2.00% redemption fee only if redeemed or exchanged within the first 60 days after purchase. See "Redemption of Shares" and "Exchange of Shares" for additional information.



Annual Fund Operating Expenses (expenses that are deducted from Fund assets):


                                                    Mid-Cap Fund           Small-Cap Fund          Micro-Cap Fund
                                                 ____________________    ___________________    _____________________
Management fees (1)                                     0.75%                  1.00%                   1.50%
Distribution (12b-1) fees                               None                    None                    None
Other expenses (2)                                      1.13%                  0.22%                   25.47%

Total Annual Fund Operating Expenses                    1.88%                  1.22%                   26.97%

Waivers/Reimbursements (3)                             (0.58)%                (0.00)%                 (24.72)%

Total Net Expenses (3)                                  1.30%                  1.22%                   2.25%

(1) The Mid-Cap Fund pays Roxbury a monthly advisory fee at the annual rate of 0.75% of the Fund's first $1 billion of average daily net assets;
         0.70% of the next $1 billion of average daily net assets; and 0.65% of average daily net assets in excess of $2 billion. The Small-Cap Fund pays Roxbury a monthly advisory fee at the annual rate of 1.00% of the Fund's first $1 billion of average daily net assets; 0.95% of the next
         $1 billion of average daily net assets; and 0.90% of average daily net assets in excess of $2 billion. The Micro-Cap Fund pays Roxbury a monthly fee at the annual rate of 1.50% of the Fund's average daily net assets.

(2) "Other expenses" have been restated to reflect estimated expenses following the reorganization of the Predecessor Mid-Cap Fund, Predecessor Small-Cap Fund and Predecessor Micro-Cap Fund into the
         Mid-Cap Fund, Small-Cap Fund and Micro-Cap Fund, respectively.

(3) For Institutional Shares, the Adviser has a contractual obligation to waive a portion of its fees and assume certain expenses of the Mid-Cap
         Fund, Small-Cap Fund and Micro-Cap Fund to limit the total annual operating expenses to 1.30%, 1.25% and 2.25%, respectively. The waivers will remain in effect through December 31, 2020 for the Institutional
         Shares of each Fund unless otherwise agreed to by the Board of Trustees.



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

________________________________________________________________________________
EXAMPLE
________________________________________________________________________________

                  This example is intended to help you compare the cost of investing in Institutional Shares of a Fund with the cost of investing in other mutual funds. The example below shows what you would pay if you invested $10,000 over the various time periods indicated. The example assumes that:

                  o        you reinvested all dividends and other distributions;

                  o        the average annual return was 5%;

                  o a Fund's total operating expenses (reflecting contractual waivers and reimbursements) are charged and remain the same over the time periods; and

                  o you redeemed all of your investment at the end of each time period.

                  Although your actual cost may be higher or lower, based on these assumptions, your costs would be:


Institutional
Shares                   1 Year     3 Years     5 Years     10 Years
_____________________   _________  __________  __________  ___________

Mid-Cap Fund              $132       $412        $713        $1,568
Small-Cap Fund            $124       $387        $670        $1,477
Micro-Cap Fund            $228       $703       $1,205       $2,585


The above example is for comparison purposes only and is not a representation of a Fund's actual expenses and returns, either past or future.

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________________________________________________________________________________
INVESTMENT OBJECTIVE
________________________________________________________________________________

                  Each of the Roxbury Mid-Cap Fund, Roxbury Small-Cap Growth Fund and Roxbury Micro-Cap Fund seeks superior long-term growth of capital.

                  The investment objective of the Mid-Cap Fund and Small-Cap Fund may not be changed without shareholder approval. The investment objective of the Micro-Cap Fund may be changed without shareholder approval upon sixty
(60) days written notice to shareholders.

                  There is no guarantee that any Fund will achieve its investment objective.

________________________________________________________________________________
PRIMARY INVESTMENT STRATEGIES
________________________________________________________________________________

                  The Roxbury Mid-Cap Fund, under normal market conditions, invests at least 80% of its assets in the following equity (or equity-related) securities:

                  o common stocks of corporations that are judged by the investment adviser to have strong growth characteristics and, with respect to at least 80% of the Fund's assets, at the time of purchase, have a market capitalization consistent with the capitalization ranges of the Russell Midcap and S&P MidCap 400 Indices ("mid-cap companies");

                  o securities convertible into common stock of mid-cap companies; and

                  o        options on common stock or stock indices.

                  The Fund invests in high quality, growing companies trading at reasonable valuations. It looks for seasoned businesses that can continue to grow in a variety of environments, experienced management teams, and emerging new leaders in technology and other industries. Such companies generally have favorable competitive positions, strong financials, and a commitment to enhancing shareholder value. Other common characteristics of the Fund's portfolio holdings include effective management teams, proprietary technologies, free cash flow generation, low cost production, and high barriers to entry.

                  The investment process is designed to produce a portfolio of relatively predictable companies with above-average and sustainable growth rates, strong financial strength, high returns of equity and favorable valuation metrics.

                  All holdings are monitored closely. Holdings may be sold when companies become overvalued, more attractive investments are identified, poor relative performance persists, and/or the fundamentals have weakened.

                  Mid-cap companies are those whose capitalization is consistent with the capitalization range of the Russell Midcap and S&P MidCap 400 Indices at the time of a Fund's investment. As of March 31, 2006 the range of market capitalizations of companies that are in the Russell Midcap and S&P 400 Indices ("Indices") was between $453 million and $22 billion. As market conditions change, so will the capitalizations of the companies that make up the Indices. The investment adviser looks for quality, sustainable growth stocks within the mid-cap portion of the market. At the time of initial purchase, an investment's market capitalization will fall within the capitalization range of the Indices. Due to market price adjustments or other events after the time of purchase, it is possible that an investment's market capitalization may drift above or below this range. Nevertheless, companies whose capitalization no longer meets this definition after purchase continue to be considered to have a mid-cap market capitalization for purposes of the 80% policy. The Fund is not limited to only mid-cap companies and, under normal market conditions, may invest up to 20% of its assets in stocks of companies within larger or smaller capitalizations.

                  The Roxbury Small-Cap Growth Fund, under normal market conditions, invests at least 80% of its assets in the following equity (or equity-related) securities:

                  o common stocks of U.S. corporations that are judged by the investment adviser to have strong growth characteristics or to be undervalued in the marketplace relative to underlying profitability and have a market capitalization which, at the time of purchase, is consistent with the capitalization ranges of the S&P SmallCap 600 and Russell 2000 Indices ("small-cap companies");

                  o options on, or securities convertible (such as convertible preferred stock, convertible bonds, warrants and debentures ) into, the common stock of small-cap companies;

                  o options on indices of the common stock of small-cap companies; and

                  o contracts for either the future delivery, or payment in respect of the future market value, of certain indices of common stock of small-cap companies, and options upon such futures contracts.

                  The research process for this Fund begins by screening a universe of stocks with market capitalizations of less than $2 billion and expected future earnings growth of greater than 15%. The managers then perform fundamental analysis to identify companies with the following characteristics: growing revenues; stable or expanding margins; low debt levels; solid cash flows; and high or potentially high returns on capital. Additional research is applied to the most promising candidates to uncover those companies with solid management that has executed well over time, strengthening competitive positions, and positive business and market trends. A valuation analysis is then performed to see whether the stock is attractively priced relative to its industry, historical range and the overall market.

                  A stock becomes a purchase candidate only if the portfolio managers believe there is a catalyst in place to provide for at least 15% stock price appreciation over the next 12 months.

                  The Fund maintains a portfolio of approximately 60-90 stocks, which is constructed with the overall goal of mitigating risk. Stock positions are limited to a maximum 5% weighting and sector concentrations are +/- 15% of the sector weightings of the benchmark index (Russell 2000 Growth Index).

                  Stocks are sold for undervaluation, when the fundamentals weaken or if poor relative price performance persists.

                  Small-cap companies are those whose capitalizations are consistent with the market capitalizations of companies in the S&P SmallCap 600 and Russell 2000 Indices at the time of a Fund's investment. As of March 31, 2006, the range of market capitalizations represented by companies in the these indices was between $23 million and $5 billion. Due to market price adjustments or other events after the time of purchase, it is possible that an investment's market capitalization may drift above or below this range. Nevertheless, a company whose capitalization no longer meets this definition after purchase continues to be considered to have a small market capitalization for purposes of the 80% policy. The Fund is not limited to only small-cap companies and, under normal market conditions, may invest up to 20% of its assets in stocks of companies in other capitalization ranges.

                  The Roxbury Micro-Cap Fund, under normal market conditions, will invest at least 80% of its assets in the following equity (or equity-related) securities:

                  o common stocks of companies that have a market capitalization which, at the time of purchase, is under $1 billion ("micro-cap companies");

                  o options on, or securities convertible (such as convertible preferred stock, convertible bonds, warrants and debentures) into, the common stock of micro-cap companies;

                  o options on indices of the common stock of micro-cap companies; and

                  o contracts for either the future delivery, or payment in respect of the future market value, of certain indices of the common stock of micro-cap companies, and options upon such futures contracts.

                  There are typically two types of companies that populate the micro-cap space. The first are new, young businesses in dynamic industries that have developed a new product or are leading a new industry from which there is the expectation for significant growth over a multi-year period. Second are special situations, which are usually more established companies that have faced difficulties in the past for which the Fund's manager has identified a catalyst that may lead to a restructuring. While the majority of the Fund is invested in the former category, approximately 20-25% is placed in these fallen angels, which often offer unique opportunities.

                  Research ideas are generated through a variety of channels, including industry and analyst contacts, trade publications, past experience through years of managing money in this space, and being alert to trends. The ideas are then combined with an assessment of the business through scrutinizing the company's balance sheet strength, financial ratios, and trends. A stock becomes a purchase candidate only if the Fund's manager believes it has the potential to appreciate by at least 50% over the next 24 months. Company management, competition, and the industry is then further evaluated to make a final decision.

                  The micro-cap market, by definition, is highly inefficient. The Fund attempts to take advantage of this by buying stocks that others have abandoned or that have otherwise gone unnoticed.

                  Stocks are sold if they become overvalued, if the fundamentals of the business deteriorate, or if a better investment opportunity emerges. Positions are also trimmed if the size or sector weighting grows beyond acceptable limits.

                  Micro-cap companies are those whose capitalization is under $1 billion at the time of the Fund's investment. Due to market price adjustments or other events after the time of purchase, it is possible that an investment's market capitalization may drift above this range. Nevertheless, a company whose capitalization no longer meets this definition after purchase continues to be considered to have a micro market capitalization for purposes of the 80% policy. The Fund is not limited to only micro-cap companies and, under normal market conditions, may invest up to 20% of its assets in stocks of companies in higher capitalization ranges.

                  The 80% policy of each Fund may be changed upon sixty (60) days written notice to shareholders.

                  All Funds. The investment adviser selects securities that it believes exhibit strong growth characteristics. The investment adviser uses a bottom up approach to identify new investment opportunities and to evaluate existing investments on an ongoing basis to determine continued suitability. All investments undergo a valuation analysis to estimate their risk/reward characteristics.

                  The Funds may also invest in certain option and financial futures contracts ("derivatives") as well as foreign securities, including American Depositary Receipts ("ADRs"). ADRs are negotiable certificates held in a U.S. bank representing a specific number of shares of a foreign stock traded on a U.S. stock exchange. ADRs make it easier for U.S. citizens to invest in foreign companies, due to the widespread availability of dollar-denominated price information, lower transaction costs, and timely dividend distributions. An American Depositary Share or ADS is the share issued under an American Depositary Receipt agreement which is actually traded.

                  At the time of purchase, individual stock holdings may represent up to 5% of a Fund's value. However, due to market price fluctuations, individual stock holdings may exceed 5% of a Fund's value. The Funds may overweight or underweight certain industries and sectors based on the investment adviser's opinion of the relative attractiveness of companies within those industries and sectors. The Funds may not invest in more than 10% of the outstanding voting shares of a company.

                  In order to respond to adverse market, economic, political or other conditions, the Funds may assume a temporary defensive position and invest without limit in commercial paper and other money market instruments that are rated investment grade by a nationally recognized statistical rating organization, or determined by the investment adviser to be of comparable quality. The result of this action may be that a Fund will be unable to achieve its investment objective.

                  The frequency of fund transactions and a Fund's turnover rate will vary from year to year depending on the market. A higher turnover rate increases transaction costs (i.e., brokerage commissions) and may create adverse tax consequences for a Fund's shareholders. With frequent trading activity, a greater proportion of any dividends paid out by a Fund will be characterized as ordinary income, which is taxed at higher rates than long-term capital gains. Such factors may have the effect of lowering overall fund performance.

                  A description of the Funds' policies and procedures with respect to disclosure of the Funds' portfolio securities is available in the Funds' Statement of Additional Information ("SAI"). The Funds also may use other strategies and engage in other investment practices, which are more fully described in the SAI.

________________________________________________________________________________
ADDITIONAL RISK INFORMATION
________________________________________________________________________________

                  The following is a list of certain risks that may apply to your investment in a Fund. Further information about investment risks is available in the Funds' SAI.

                  o Small Company Risk: Companies in which the Funds invest may be more vulnerable than larger companies to adverse business or economic developments. Micro-cap, small-cap and mid-cap companies may also have limited product lines, markets or financial resources, may be dependent on relatively small or inexperienced management groups and may operate in industries characterized by rapid technological obsolescence. Securities of such companies may be less liquid and more volatile than securities of larger companies and therefore may involve greater risk than investing in larger companies.

                  o Micro-Cap Risk: Investments by the Micro-Cap Fund in small, new or unseasoned companies which may be in their early stages of development, or small companies positioned in new and emerging industries where the opportunity for rapid growth is expected to be above average are subject to additional risks. Micro-cap companies may have relatively small revenues, limited or very focused product lines, and small shares of the market for their products or services or very large shares of an emerging market. These companies may lack depth of management, they may be unable to internally generate the funds necessary for growth or potential development or to generate such funds through external financing on favorable terms, or they may be developing or marketing new products or services for which markets are not yet established and may never become well established. Due to these and other factors, such companies may suffer significant losses and investments in such companies will be volatile and are therefore speculative. Historically, micro-cap stocks have been more volatile in price than larger capitalization stocks. Among the reasons for the greater price volatility of these securities are the lower degree of liquidity in the markets for such stocks, and the potentially greater sensitivity of such small companies to changes in or failure of management and in many other changes in competitive, business, industry and economic conditions, including risks associated with limited product lines, markets, management depth, or financial resources. Besides exhibiting greater volatility, micro-cap and small-cap stocks may, to a degree, fluctuate independently of larger company stocks. Micro-cap and small-cap stocks may decline in price as large company stocks rise, or rise in price as large company stocks decline. Investors should therefore expect that the price of the Micro-Cap Fund's shares will be more volatile than the shares of a fund that invests in larger capitalization stocks.

                  o Growth Investing Risk: The risk that an investment in a growth-oriented fund may be more volatile than the rest of the U.S. market as a whole.

                  o Derivatives Risk: Some of a Fund's investments may be referred to as "derivatives" because their value depends on, or is derived from, the value of an underlying asset, reference rate or index. These investments include options, futures contracts and similar investments that may be used in hedging, risk management, or other fund management purposes consistent with a Fund's investment objective. The market value of derivative instruments and securities is sometimes more volatile than that of other investments, and each type of derivative may pose its own special risks. As a fundamental policy, no more than 15% of a Fund's total assets may at any time be committed or exposed to derivative strategies.

                  o Foreign Security Risk: Foreign investments involve risks relating to political, economic, regulatory or social instability, military action or unrest, or diplomatic developments and may be affected by actions of foreign governments adverse to the interest of U.S. investors.

                  o Currency Risk: The risk related to investments denominated in foreign currencies. Foreign securities are usually denominated in foreign currency; therefore, changes in foreign currency exchange rates affect the net asset value of the Funds.

                  o IPO Risk: The Funds may purchase securities of companies engaged in their initial public offerings ("IPOs"). The price of securities purchased in IPOs can be very volatile. The effect of IPO investments on a Fund's performance depends on a variety of factors, including the number of IPOs a Fund invests in relative to the size of a Fund, and whether and to what extent a security purchased in an IPO appreciates or depreciates in value. As a Fund's asset base increases, IPOs often have a diminished effect on fund performance.

                  o Liquidity Risk: The risk that certain securities may be difficult or impossible to sell at the time and the price that the seller would like. While the markets in securities of small companies have grown rapidly in recent years, such securities may trade less frequently and in smaller volumes than more widely held securities. The values of these securities may fluctuate more sharply than those of other securities, and a Fund may experience some difficulty in establishing or closing out positions in these securities at prevailing market prices. There may be less publicly available information about the issuers of these securities or less market interest in such securities than in the case of larger companies, and it may take a longer period of time for the prices of such securities to reflect the full value of their issuers' underlying earnings potential or assets. Forced liquidations of a Fund could result in adverse price fluctuations in securities held and in a Fund's overall value.

                  o Market Risk: The risk that the market value of a security may fluctuate, sometimes rapidly and unpredictably. The prices of equity securities change in response to many factors including the historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity.

                  o Valuation Risk: The risk that a Fund has incorrectly valued certain of its securities.

________________________________________________________________________________
FINANCIAL HIGHLIGHTS
________________________________________________________________________________

                  The financial highlights tables are intended to help you understand a Fund's financial performance since its inception. Certain information reflects financial results for a single Institutional Share of a Fund. The total returns in the tables represent the rate that you would have earned (or lost) on an investment in a Fund assuming reinvestment of all dividends and other distributions. Financial highlights for the periods through June 30, 2005 have been audited by Ernst & Young LLP, whose reports, along with each Fund's financial statements, are included in the Funds' Annual Reports, which are available, without charge, upon request. Financial highlights for the six-month period ended December 31, 2005 have not been audited. The financial highlights shown represent the performance of the Predecessor Mid-Cap Fund, Predecessor Small-Cap Fund and Predecessor Micro-Cap Fund.


                                          For the
                                          Six-Month                                                      For the
                                           Period                                                        Period
                                            Ended                                                       January 2,
Small-Cap Growth Fund (1) -                December                                                      2003(2)
Institutional Shares                      31, 2005          For the Fiscal Years Ended June 30,          through
                                         (Unaudited)            2005                   2004            June 30, 2003
                                         _____________    __________________    ___________________    ______________
Net Asset Value - Beginning of Period..    $16.66             $16.75                 $12.76              $10.00
                                         _____________    __________________    ___________________    ______________

Investment Operations:

   Net investment loss(3) ..........        (0.07)             (0.17)                 (0.25)              (0.09)
   Net realized and unrealized gain
   on investments...................         1.82               0.43                   4.64                2.85

      Total from investment              _____________    __________________    ___________________    ______________
      operations....................         1.75               0.26                   4.39                2.76
                                         _____________    __________________    ___________________    ______________

Distributions:

   From net realized gains..........        (0.06)             (0.35)                 (0.40)                 -
                                         _____________    __________________    ___________________    ______________

Net Asset Value - End of Period.....       $18.35             $16.66                 $16.75              $12.76
                                         =============    ==================    ===================    ==============

Total Return........................        10.52% **           1.53%                 34.67%              27.60% **
Ratios (to average net
assets)/Supplemental
   Data: (4)

Expenses:
   Including waivers/reimbursements.         1.24% *            1.36%                  1.69%               1.75% *
   Excluding waivers/reimbursements.         1.24% *            1.37%                  1.79%               9.13% *
Net investment loss.................        (0.78)% *          (1.04%)                (1.53)%             (1.45)% *
Portfolio turnover rate.............        71% **             161%                   172%                86% **
Net assets at end of period (000
omitted)............................       $175,772           $147,907               $50,317              $8,835

____________________________________

  *      Annualized.

 **      Not annualized.

(1) Effective May 4, 2004, the Wilmington Small Cap Growth Portfolio changed its name to the Roxbury Small-Cap Growth Fund.

(2)      Commencement of operations.

(3) The net investment loss per share was calculated using the average shares outstanding method.

(4) For the periods prior to July 1, 2005, the Predecessor Small-Cap Fund operated as a feeder fund in a master-feeder structure. The expense and net investment loss ratios include expenses allocated from the master fund, WT Investment Trust I - Small Cap Growth Series (the "Series"), and the portfolio turnover rate reflects the investment activity of the Series. Effective July 1, 2005, the Fund no longer operates in a master-feeder structure.



                                                                                          For the
                                                                                          Period
                                                For the Six-Month Period Ended      February 8, 2005(1)
                                                       December 31, 2005                  through
Mid-Cap Fund - Institutional Shares                      (Unaudited)                   June 30, 2005
                                               _________________________________  __________________________
Net Asset Value - Beginning of Period...                     $5.84                          $5.75
                                                          ________________              ________________
Investment Operations:

   Net investment loss (2) .............                     (0.02)                         (0.02)
   Net realized and unrealized
     gain on investments................                      0.38                           0.11
                                                          ________________              ________________
     Total from investment operations...                      0.36                           0.09
                                                          ________________              ________________

Distributions:

   From net realized gains..............                     (0.22)                           --
                                                          ________________              ________________

Net Asset Value - End of Period.........                     $5.98                          $5.84
                                                          ================              ================
Total Return............................                      6.16% **                       1.57% **
Ratios (to average net assets)/Supplemental
   Data: (3)

Expenses:
   Including waivers/reimbursements.....                      1.30% *                        1.30% *
   Excluding waivers/reimbursements.....                      2.19% *                        3.50%
Net investment loss.....................                     (0.61)% *                      (0.86)% *
Portfolio turnover rate.................                       59% **                       110% **
Net assets at end of period (000 omitted)                    $1,050                         $1,079

____________________________________

  *      Annualized.

 **      Not annualized.

(1)      Commencement of operations.

(2) The net investment loss per share was calculated using the average shares outstanding method.

(3) For the period prior to July 1, 2005, the Predecessor Mid-Cap Fund operated as a feeder fund in a master-feeder structure. The expense and net investment loss ratios include expenses allocated from the master fund, WT Investment Trust I -- Mid Cap Series (the "Series"), and the portfolio turnover rate reflects the investment activity of the Series.
         Effective July 1, 2005, the Fund no longer operates in a master-feeder structure.



                                                                                                   For the Period
                                                               For the Six-Month Period         December 29, 2004(1)
Micro-Cap Fund - Institutional Shares                          Ended December 31, 2005                 Through
                                                                     (Unaudited)                    June 30, 2005
                                                             _____________________________    __________________________
Net Asset Value - Beginning of Period ...............                 $10.09                           $10.00
                                                                   ____________                     ____________

Investment Operations:

   Net investment loss (2)...........................                  (0.10)                           (0.09)
   Net realized and unrealized gain on investments...                   0.17                             0.18
                                                                   ____________                     ____________
      Total from investment operations ..............                   0.07                             0.09
                                                                   ____________                     ____________

Net Asset Value - End of Period .....................                 $10.16                           $10.09
                                                                   =============                    ============

Total Return ........................................                   0.69% **                         0.90% **

Ratios (to average net assets)/Supplemental Data:

Expenses:
   Including waivers/reimbursements .................                   2.25% *                          2.25% *
   Excluding waivers/reimbursements .................                  26.46% *                         90.75% *
Net investment loss .................................                  (1.96)% *                        (1.98)% *
Portfolio turnover rate .............................                   77% **                          77% **
Net assets at end of period (000 omitted)............                  $329                             $134

____________________________________


  *      Annualized.

 **      Not annualized.

(1)      Commencement of operations.

(2) The net investment loss per share was calculated using the average shares outstanding method.


                             MANAGEMENT OF THE FUNDS

                  The Board of Trustees of The Roxbury Funds (the "Trust") supervises the management, activities and affairs of the Funds and has approved contracts with various organizations to provide, among other services, the day-to-day management required by a Fund and its shareholders.

________________________________________________________________________________
INVESTMENT ADVISER
________________________________________________________________________________

                  Roxbury Capital Management, LLC ("Roxbury"), 100 Wilshire Boulevard, Suite 1000, Santa Monica, California 90401, serves as the investment adviser to the Funds. As the Funds' investment adviser, Roxbury has overall responsibility for directing the Funds' investments. Roxbury provides investment advisory services to mutual funds and other institutional accounts, including corporations, union and pension accounts, foundations, and endowments, as well as to individuals. As of March 31, 2006, Roxbury had assets under management of approximately $4 billion.

                  For the fiscal year ended June 30, 2005, Roxbury received, after waivers and reimbursements, an advisory fee of 0.04%, 1.00% and 0.00% of the average daily net assets of the Predecessor Mid-Cap Fund, Predecessor Small-Cap Fund and Predecessor Micro-Cap Fund, respectively. A discussion regarding the basis for the Board of Trustees' approval of the investment advisory agreement for the Mid-Cap Fund, Small-Cap Fund and Micro-Cap Fund will be available in the Funds' semi-annual report to shareholders dated December 31, 2006. Roxbury may make payments to dealers, financial intermediaries or service providers out of its own resources, including revenue from the advisory fees received from a Fund. These payments may be made to compensate the recipient for marketing support services and shareholder service activities.

________________________________________________________________________________
FUND MANAGERS
________________________________________________________________________________

                  Each Fund manager's business experience and educational background is provided below. The Funds' SAI provides additional information about the Fund managers' compensation, other accounts managed by the Fund managers and the managers' ownership of securities in the Funds.

Roxbury Mid-Cap Fund

                  Alfred J. Lockwood, CPA, CFA is the portfolio manager of the Mid-Cap Fund and is also responsible for general research on small- to mid-cap companies. Mr. Lockwood's participation in Roxbury's Investment Committee provides additional access to research and investment ideas. Mr. Lockwood joined Roxbury in 1992 and is the manager of Roxbury's small- to mid-cap strategies. He is Co-Chief Investment Officer and a member of Roxbury's Investment Committee. Mr. Lockwood's CPA background complements his securities analysis in researching mid-size growth companies. His previous experience as an Audit Manager for Ernst & Young exposed him to many company managements, primarily in the small- to mid-cap areas and across a diverse range of industries, including distribution, healthcare, technology and others. Mr. Lockwood has particular skill in assessing a company's complete business context relative to its competitors and the marketplace. A skilled numbers man, he likes to look beyond the numbers for undervalued or misunderstood investment opportunities. Mr. Lockwood received a B.S. from California State University, Northridge.

Roxbury Small-Cap Growth Fund

                  The day-to-day management of the Fund is the responsibility of Roxbury's Small-Cap Growth Investment Team, which includes the individuals listed below. The Investment Team meets regularly to make investment decisions for the Fund.

                  Steve Marshman, CFA joined Roxbury in July of 2002 and has thirteen years of investment management experience. From 1995 to July 2002, Mr. Marshman was with Columbia Management Group ("Columbia") where he was a Fund Manager on the Small/Mid Cap Investment Team as well as an Equity Analyst focusing on small/mid-cap securities. His responsibilities at Columbia also included management of Columbia's Technology Fund. Prior to joining Columbia, Mr. Marshman was a fighter pilot in the U.S. Air Force. He has a B.S. from the U.S. Air Force Academy and an M.B.A. from Golden Gate University.

                  Robert Marvin, CFA, CPA joined Roxbury in July 2002 and has thirteen years of investment management experience. From 1998 to July 2002, Mr. Marvin was with Columbia where he was a Fund Manager on the Small/Mid Cap Investment Team as well as an Equity Analyst focusing on small/mid-cap securities. Prior to joining Columbia, he was Vice President and Consumer Analyst for The Seidler Companies, a Los Angeles based boutique research and brokerage firm. Mr. Marvin began his career at Deloitte & Touche where he earned his CPA and became a Senior Consultant. He has a B.S. from the University of California, Berkeley and an M.B.A. from UCLA.

                  Brian Smoluch, CFA joined Roxbury in July 2002 and has nine years of investment management experience. From 1998 to July 2002, Mr. Smoluch was with Columbia where he was a Fund Manager on the Small/Mid-Cap Investment Team as well as an Equity Analyst focusing on small/mid-cap securities. From July 1994 to June 1996, he was a Financial Analyst at Salomon Brothers Investment Banking in New York City. He has a B.S. from the University of Virginia and an M.B.A. from Harvard University.

Roxbury Micro-Cap Fund

                  Laurie Burstein, PhD, CFA is responsible for the day-to-day management of the Micro-Cap Fund. Ms. Burstein joined Roxbury in April 2004 to lead the micro-cap equity strategy bringing fourteen years of investment management and research experience. She founded Oakwood Capital Management, Inc. ("Oakwood") in 1996 and began managing client assets in the micro-cap equity strategy in January 1997. Prior to founding Oakwood, Ms. Burstein was a portfolio manager at Logan Capital Group where she managed a small capitalization growth stock portfolio. She also served as the firm's Director of Research. Ms. Burstein started her investment management career at Provident Mutual Management Company where she managed a balanced mutual fund, served as an assistant portfolio manager for the company's Growth Fund and provided research analysis to all funds in eight consumer industry groups. She has a B.S. from the University of Pennsylvania, a Ph.D. in Psychology from Temple University, and an M.B.A. from the Wharton School of Business.

                  Micro-Cap Fund Manager's Prior Performance
                  __________________________________________

                  Shown below is performance information for a composite of separate accounts (the "Composite") managed by the Micro-Cap Fund's portfolio manager, Ms. Burstein, since January 1997 using a micro-cap strategy with substantially similar investment objective, policies and strategies as the Micro-Cap Fund. For the periods for which performance information is provided, no other person played a significant role in managing the Composite. At December 31, 2005, the Composite consisted of 17 accounts and $4.7 million in assets. The results presented are not intended to predict or suggest the return to be experienced by the Micro-Cap Fund or the return you might achieve by investing in that Fund.

                  You should not rely on the following performance data as an indication of future performance of the adviser or of the Micro-Cap Fund.

                  Among other reasons, the Micro-Cap Fund's results may be different because of differences in fees and expenses, and the accounts in the Composite are not subject to the same type of expenses to which the Micro-Cap Fund is subject, nor to the diversification requirements, specific tax restrictions and investment limitations imposed on the Micro-Cap Fund by the Investment Company Act of 1940 or the Internal Revenue Code of 1986. The performance of the accounts in the Composite may have been adversely affected had they been subject to the same expenses, restrictions and limitations.

                          TOTAL RETURN OF COMPOSITE OF
                      SIMILARLY MANAGED MICRO-CAP ACCOUNTS

________________________________________________________________________________
                      Composite     Composite   Russell Microcap  Russell 2000
                    Gross of Fees  Net of Fees       Index        Growth Index
________________________________________________________________________________
1 year to 12/31/05      2.82%         1.41%           2.57%           4.15%
________________________________________________________________________________
3 years to 12/31/05    33.21%        31.50%          24.88%          20.93%
________________________________________________________________________________
5 years to 12/31/05    19.29%        17.60%          13.95%           2.28%
________________________________________________________________________________
8 years to 12/31/05    14.16%        12.60%            N/A            3.15%
________________________________________________________________________________


Please read the following important notes concerning the Composite:

1. The results shown above (1) represent a composite of all discretionary, fee paying, separate accounts managed using the micro-cap strategy for at least one month, (2) reflect the reinvestment of any dividends or capital gains, and (3) are shown after the deduction of advisory, brokerage or other expenses (excluding fees such as custody fees which are paid separately by the investor).

2. All returns are based in U.S. dollars and are computed using a time-weighted total rate of return.

3. If the Micro-Cap Fund's expenses were reflected in the performance of the Composite, such performance would be lower than shown. The composite's results were calculated in accordance with the CFA Institute

         (formerly the Association for Investment Management and Research ("AIMR")) mutual fund performance calculation methodology but not in accordance with SEC-mandated mutual fund performance calculation methodology. The CFA Institute has not been involved in the preparation or review of this information. Results may have been different if the SEC methodology had been used instead of the AIMR methodology. Past performance is not an indication of future results.

4. The Russell Microcap Index measures the performance of the microcap segment, representing less than 3% of the U.S. equity market. The Russell Microcap Index includes the smallest 1,000 securities in the Russell 2000 Index plus the next 1,000 securities. The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on market capitalization, which represents approximately 98% of the investable U.S. equity market. The Russell Microcap Index encompassed only five years of historical performance data as of December 31, 2005. The Russell 2000 Growth Index measures the performance of those companies in the Russell 2000 Index with higher price-to-book ratios and higher forecasted growth values. The indices reflect the reinvestment of dividends but do not reflect fees, brokerage commissions or other expenses of investing. You cannot invest in an index.

________________________________________________________________________________
SERVICE PROVIDERS
________________________________________________________________________________

         The chart below provides information on the primary service providers.

Asset
Management

                              Investment Adviser

                         Roxbury Capital Management LLC
                       100 Wilshire Boulevard, Suite 1000
                             Santa Monica, CA 90401

                        Manages the Funds' business and
                             investment activities.


Fund
Operations

                               Administrator and
                                Accounting Agent

                                   PFPC Inc.
                              301 Bellevue Parkway
                              Wilmington, DE 19809

                  Provides facilities, equipment and personnel
                to carry out administrative services related to
                    the Funds and calculates the Funds' NAV
                               and distributions.


                                THE ROXBURY FUNDS

                              Roxbury Mid-Cap Fund
                         Roxbury Small-Cap Growth Fund
                             Roxbury Micro-Cap Fund


Distribution

                                  Distributor

                      Professional Funds Distributor, LLC
                                 760 Moore Road
                           King of Prussia, PA 19406

                         Distributes the Funds' shares.


Shareholder
Services


                                 Transfer Agent

                                   PFPC Inc.
                                 760 Moore Road
                           King of Prussia, PA 19406

                    Handles shareholder services, including
                     recordkeeping and statements, payment
                     of distribution and processing of buy
                               and sell requests.


Asset
Safe Keeping

                                   Custodian

                               PFPC Trust Company
                             8800 Tinicum Boulevard
                             Philadelphia, PA 19153

                   Holds the Fund's assets, settles all Fund
                   trades and collects most of the valuation
                    data required for calculating the Funds'
                                 NAV per share.

                             SHAREHOLDER INFORMATION

________________________________________________________________________________
PRICING OF SHARES
________________________________________________________________________________

                  The price of each Fund's shares is based on its net asset value ("NAV"). Each Fund values its assets based on current market values when such values are available. These prices normally are supplied by an independent pricing service. Any assets held by a Fund that are denominated in foreign currencies are valued daily in U.S. dollars at the foreign currency exchange rates that are prevailing at the time that PFPC Inc. ("PFPC") determines the daily NAV per share. To determine the value of those securities, PFPC may use a pricing service that takes into account not only developments related to specific securities, but also transactions in comparable securities.

                  Securities that do not have a readily available current market value are valued in good faith using procedures adopted by the Board of Trustees. When a Fund uses fair value pricing to determine NAV, securities will not be priced on the basis of quotations from the primary market in which they are traded, but rather may be priced by another method that the Board of Trustees believes accurately reflects fair value. The Funds' policy is intended to result in a calculation of a Fund's NAV that fairly reflects security values as of the time of pricing. However, fair values determined pursuant to the Funds' procedures may not accurately reflect the price that a Fund could obtain for a security if it were to dispose of that security as of the time of pricing.

                  PFPC determines the NAV per share of the Funds as of the close of regular trading on the New York Stock Exchange ("Exchange") (normally 4:00 p.m. Eastern time) on each day that the Exchange and the transfer agent are open for business (each, a "Business Day"). The NAV is calculated by adding the value of all securities and other assets in a Fund, deducting its liabilities and dividing the balance by the number of outstanding shares in a Fund. The price at which a purchase, redemption or exchange is effected is based on the next calculation of NAV after the order is received by an authorized financial institution or the transfer agent and, under no circumstances will any order be accepted for purchase, redemption or exchange after the NAV calculation. Shares will only be priced on Business Days. In addition, foreign securities held by a Fund may trade on weekends or other days when the Fund does not calculate NAV. As a result, the market value of these investments may change on days when shares of the Funds cannot be bought or sold.

________________________________________________________________________________
PURCHASE OF SHARES
________________________________________________________________________________

                  Fund shares are offered on a continuous basis and are sold without any sales charges. The minimum initial investment in the Funds' Institutional Shares is $100,000. Additional investments may be made in any amount. You may purchase shares as specified below.

                  Investors may purchase shares of a Fund through financial intermediaries such as financial consultants, securities brokers, dealers or benefit plan administrators. Investors should contact their financial intermediary directly for appropriate instructions, as well as for information pertaining to account and any servicing or transaction fees that may be charged. Some financial intermediaries may appoint subagents.

                  The Funds reserve the right to change the criteria for eligible investors and investment minimums.

                  By Mail: You may purchase shares by sending a check drawn on a U.S. bank payable to Roxbury Funds, indicating the name and class of the Fund, along with a completed application (included at the end of this prospectus). If a subsequent investment is being made, the check should also indicate your Fund account number. When you make purchases by check, the Funds may withhold payment on redemptions until it is reasonably satisfied that the funds are collected (which can take up to 10 days). If you purchase shares with a check that does not clear, your purchase will be canceled and you will be responsible for any losses or fees incurred in that transaction. Send the check and application to:

                  Regular mail:                 Overnight mail:
                  _____________                 _______________
                  Roxbury Funds                 Roxbury Funds
                  c/o PFPC Inc.                 c/o PFPC Inc.
                  P.O. Box 9828                 101 Sabin Street
                  Providence, RI 02940          Pawtucket, RI 02860-1427

                  By Wire: You may purchase shares by wiring federal funds readily available. Please call PFPC at (800) 497-2960 for instructions and to make specific arrangements before making a purchase by wire, and if making an initial purchase, to also obtain an account number.

                  Additional Information Regarding Purchases: Purchase orders received by the transfer agent before the close of regular trading on the Exchange on any Business Day will be priced at the NAV that is determined as of the close of trading. Purchase orders received after the close of regular trading on the Exchange will be priced as of the close of regular trading on the following Business Day.

                  Any purchase order may be rejected if a Fund determines that accepting the order would not be in the best interest of the Fund or its shareholders.

                  It is the responsibility of the financial intermediary to transmit orders for the purchase of shares by its customers to the transfer agent and to deliver required funds on a timely basis, in accordance with the procedures stated above.

                  For information on other ways to purchase shares, including through an individual retirement account (IRA), an Automatic Investment Plan or a Payroll Investment Plan, please refer to the Funds' SAI.

________________________________________________________________________________
REDEMPTION OF SHARES
________________________________________________________________________________

                  You may sell (redeem) your shares on any Business Day. Redemptions are effected at the NAV next determined after the transfer agent has received your redemption request. If held for more than 60 days, there is no fee when Fund shares are redeemed. If shares are redeemed within 60 days of purchase, a redemption fee of 1.00% for the Mid-Cap and Small-Cap Funds and 2.00% for the Micro-Cap Fund on the redemption amount may be charged. (See "Redemption Fees" below.) It is the responsibility of the financial intermediary to transmit redemption orders and credit their customers' accounts with redemption proceeds on a timely basis. Redemption checks normally are mailed on the next Business Day following receipt by the transfer agent of redemption instructions, but never later than 7 days following such receipt. Amounts redeemed by wire normally are wired on the date of receipt of redemption instructions (if received by the transfer agent before 4:00 p.m. Eastern time) or the next Business Day (if received after 4:00 p.m. Eastern time or on a non-Business Day), but never later than 7 days following such receipt. If you purchased your shares through a financial intermediary you should contact the financial intermediary for information relating to redemptions. The Fund's name and your account number should accompany any redemption requests.

                  In-Kind Redemptions: Each Fund reserves the right to honor redemption requests by making payment in whole or in part with readily marketable securities chosen by the Fund and valued in the same way as they would be valued for purposes of calculating the net asset value of the Fund.

                  Redemption Fees: A redemption fee of 1.00% in the case of the Mid-Cap and Small-Cap Funds and 2.00% in the case of the Micro-Cap Fund of the total redemption amount (calculated at market value) may be imposed if you sell your shares within 60 days (the "Holding Period") of your purchase of such shares. This fee will apply to redemptions processed for the purpose of receiving redemption proceeds or processing an exchange between the Roxbury Funds (a list of which is shown under the heading "Exchange of Shares" below). This fee is paid directly to the respective Fund and is designed to offset brokerage commissions, market impact and other costs associated with short-term trading. For purposes of determining whether this fee applies, the shares that you have held the longest will be redeemed or exchanged first, however, shares purchased through the reinvestment of dividends or capital gain distributions or shares purchased with retirement plan contributions (e.g., payroll contributions) will not be matched with redemptions or exchanges for purposes of calculating the Holding Period. This fee will not apply in certain circumstances, including: (i) shares redeemed (A) via a systematic withdrawal plan approved by the adviser, (B) through an automatic, nondiscretionary rebalancing or asset reallocation program approved by the adviser, (C) as part of a retirement plan participant-directed distribution, including but not limited to, death distributions, hardship withdrawals, loan withdrawals, and qualified domestic relations orders, (D) as part of a retirement plan termination or restructuring, (E) to effect a transfer from one retirement plan to another retirement plan in the same Fund, or (F) by a Fund to cover various fees; or (ii) shares converted from one share class to another in the same Fund. See "Exchange of Shares" for additional information regarding the exchange of shares of a Roxbury Fund.

                  Frequent Purchases and Redemptions: The Funds are intended to be long-term investment vehicles and are not designed to provide investors with a means of speculating on short-term market movements (market timing). Frequent purchases and redemptions of Fund shares can disrupt the management of a Fund, negatively affect a Fund's performance, and increase expenses for all of a Fund's shareholders. In particular, frequent trading can: (i) force a

Fund's portfolio managers to hold larger cash positions than desired instead of fully investing the Fund, which can result in lost investment opportunities;
(ii) cause unplanned and inopportune portfolio turnover in order to meet redemption requests; (iii) increase broker-dealer commissions and other transaction costs as well as administrative costs for a Fund; and (iv) trigger taxable gains for other shareholders. Also, some frequent traders engage in arbitrage strategies, by which these traders seek to exploit pricing anomalies that can occur when a Fund invests in securities that are thinly traded (for example some small capitalization stocks) or are traded primarily in markets outside of the United States. Frequent traders using arbitrage strategies can dilute a Fund's NAV for long-term shareholders.

                  If you intend to trade frequently or use market timing investment strategies, you should not purchase shares of the Funds.

                  The Board of Trustees has adopted policies and procedures with respect to frequent purchases and redemptions of Fund shares. The Funds' policy is intended to discourage excessive trading in a Fund's shares that may harm long-term investors and to make reasonable efforts to detect and deter excessive trading. The Funds reserve the right to reject any purchase order or exchange request at any time and for any reason, without prior written notice. The Funds may, in certain circumstances, reverse a transaction determined to be abusive.

                  The Funds will generally monitor trading activity within a 90-day period. The Funds may consider trading activity over a longer period than 90 days and may take into account market conditions, the number of trades and the amount of the trades in making such determinations. In applying these policies, the Funds consider the information available to it at the time and may consider trading activity in multiple accounts under common ownership, control or influence.

                  When excessive or short-term trading is detected, the party involved may be banned from future trading in a Fund. Judgments related to the rejection of purchase and the banning of future trades are inherently subjective and involve some selectivity in their application. Roxbury will seek to make judgments and applications that are consistent with the interests of the affected Fund's shareholders.

                  The Funds' policies for deterring excessive trading in Fund shares are intended to be applied uniformly to all Fund shareholders to the extent practicable. Some intermediaries, however, maintain omnibus accounts in which they aggregate orders of multiple investors and forward the aggregated orders to the Fund. Because the Funds receive these orders on an aggregated basis and because these omnibus accounts may trade with numerous fund families with differing market timing policies, a Fund is substantially limited in its ability to identify or deter excessive traders or other abusive traders. The transfer agent for the Funds will use its best efforts to obtain the cooperation of intermediaries to identify excessive traders and to prevent or limit abusive trading activity, to the extent practicable. Nonetheless, a Fund's ability to identify and deter frequent purchases and redemptions of a Fund's shares through omnibus accounts is limited. A Fund's success in accomplishing the objectives of the policies concerning excessive trading in Fund shares in this context depends significantly upon the cooperation of the intermediaries, which may have adopted their own policies regarding excessive trading which are different than those of the Funds.

                  By Mail: If you redeem your shares by mail, you should submit written instructions with a "signature guarantee." A signature guarantee verifies the authenticity of your signature. You can obtain one from most banking institutions or securities brokers, but not from a notary public. You must indicate the Fund name and class, your account number and your name. The written instructions and signature guarantee should be mailed to:

                  Regular mail:                Overnight mail:
                  _____________                _______________
                  Roxbury Funds                Roxbury Funds
                  c/o PFPC Inc.                c/o PFPC Inc.
                  P.O. Box 9828                101 Sabin Street
                  Providence, RI 02940         Pawtucket, RI 02860-1427

                  By Telephone: If you prefer to redeem your shares by telephone you may elect to do so. However there are risks. The Funds have safeguards and procedures to confirm the identity of callers and to confirm that the instructions communicated are genuine. If such procedures are followed, you will bear the risk of any losses.

                  Additional Information Regarding Redemptions: Redemption proceeds may be wired to your predesignated bank account in any commercial bank in the United States if the amount is $1,000 or more. The receiving bank may charge a fee for this service. For amounts exceeding $10,000, proceeds may be mailed to your bank.

                  In order to authorize the transfer agent to mail redemption proceeds to your account address of record, complete the appropriate section of the Application for Telephone Redemptions or include your account address of record when you submit written instructions. You may change the account that you have designated to receive amounts redeemed at any time. Any request to change the account designated to receive redemption proceeds should be accompanied by a signature guarantee. A signature and a signature guarantee are required for each person in whose name the account is registered. Further documentation will be required to change the designated account when a corporation, other organization, trust, fiduciary or other institutional investor holds the Fund shares.

                  If shares to be redeemed represent a recent investment made by check, the Funds reserve the right to withhold the redemption proceeds available until they believe that the check has been collected (which could take up to 10 days).

                  Small Accounts: If the value of your account falls below the investment minimum, the Funds may ask you to increase your balance. If the account value is still below the investment minimum after 60 days, the Funds may close your account and send you the proceeds. The Funds will not close your account if it falls below the investment minimum solely as a result of a reduction in your account's market value.

                  For additional information on other ways to redeem shares, please refer to the Funds' SAI.

________________________________________________________________________________
EXCHANGE OF SHARES
________________________________________________________________________________

                  You may exchange all or a portion of your shares in a Fund for Institutional Shares of the following funds ("Roxbury Funds"):

                  Roxbury Mid-Cap Fund
                  Roxbury Small-Cap Growth Fund
                  Roxbury Micro-Cap Fund

                  Redemption of shares through an exchange will be effected at the NAV per share next determined after the transfer agent receives your request. A purchase of shares through an exchange will be effected at the NAV determined at that time or as next determined thereafter. See "Taxes" for a discussion of the tax effect on an exchange of shares.

                  Exchange transactions will be subject to the minimum initial investment and other requirements of a Fund into which the exchange is made. An exchange may not be made if the exchange would leave a balance in a shareholder's account of less than $100,000.

                  Fees on Exchanges: If held for more than 60 days, there is no fee when Fund shares are redeemed to process an exchange for your account. If shares are redeemed within 60 days of purchase, a redemption fee of 1.00% for the Mid-Cap and Small-Cap Funds and 2.00% for the Micro-Cap Fund on the redemption amount necessary for the exchange may be charged. See "Redemption of Shares" for additional information regarding redemptions and this fee.

                  To obtain prospectuses of the Roxbury Funds, you may call
(800) 497-2960. To obtain more information about exchanges, or to place exchange orders, contact the transfer agent, or, if your shares are held in an account with a financial intermediary, contact the financial intermediary. The Funds may terminate or modify the exchange offer described here and will give you 60 days' notice of such termination or modification. This exchange offer is valid only in those jurisdictions where the sale of the Fund's shares to be acquired through such exchange may be legally made.

________________________________________________________________________________
DISTRIBUTIONS
________________________________________________________________________________

                  Distributions from the net investment income, if any, of a Fund are declared and paid annually to you. Any net capital gain realized by a Fund will be distributed annually.

                  Distributions are payable to the shareholders of record at the time the distributions are declared (including holders of shares being redeemed, but excluding holders of shares being purchased). All distributions are reinvested in additional shares, unless you elect to receive the distributions in cash. Shares become entitled to receive distributions on the day after the shares are issued.

________________________________________________________________________________
TAXES
________________________________________________________________________________

                  The following is a summary of certain tax considerations that may be relevant to an investor in a Fund. Except where otherwise indicated, the discussion relates to investors who are individual United States citizens or residents and is based on current tax law. You should consult your tax adviser for further information regarding federal, state, local and/or foreign tax consequences relevant to your specific situation.

                  Distributions: Each Fund intends to qualify as a regulated investment company for federal tax purposes and to distribute to shareholders substantially all of its net investment income and net capital gain each year. Except as otherwise noted below, you will generally be subject to federal income tax on a Fund's distributions to you, regardless of whether they are paid in cash or reinvested in Fund shares. For federal income tax purposes, Fund distributions attributable to short-term capital gains and net investment income are taxable to you as ordinary income. Distributions attributable to net capital gain (the excess of net long-term capital gains over net short-term capital losses) of a Fund generally are taxable to you as long-term capital gains. This is true no matter how long you own your shares. The maximum long-term capital gain rate applicable to individuals, estates and trusts is currently 15%. You will be notified annually of the tax status of distributions to you.

                  Distributions of "qualifying dividends" will also generally be taxable to you at long-term capital gain rates, as long as certain requirements are met. In general, if 95% or more of the gross income of a Fund (other than net capital gain) consists of dividends received from domestic corporations or "qualified" foreign corporations ("qualifying dividends"), then all distributions paid by the Fund to individual shareholders will be taxed at long-term capital gains rates. But if less than 95% of the gross income of a Fund (other than net capital gain) consists of qualifying dividends, then distributions paid by the Fund to individual shareholders will be qualifying dividends only to the extent they are derived from qualifying dividends earned by the Fund. For the lower rates to apply, you must have owned your Fund shares for at least 61 days during the 121-day period beginning on the date that is 60 days before the Fund's ex-dividend date (and the Fund will need to have met a similar holding period requirement with respect to the shares of the corporation paying the qualifying dividend). The amount of a Fund's distributions that qualify for this favorable treatment may be reduced as a result of the Fund's securities lending activities (if any), a high portfolio turnover rate or investments in debt securities or "non-qualified" foreign corporations.

                  A portion of distributions paid by a Fund to shareholders who are corporations will also qualify for the dividends-received deduction for corporations, subject to certain holding period requirements and debt financing limitations. The amount of the dividends qualifying for this deduction may, however, be reduced as a result of a Fund's securities lending activities, by a high portfolio turnover rate or by investments in debt securities or foreign corporations.

                  Distributions from each Fund will generally be taxable to you in the year in which they are paid, with one exception. Dividends and distributions declared by a Fund in October, November or December and paid in January are taxed as though they were paid on December 31.

                  You should note that if you buy shares of a Fund shortly before it makes a distribution, the distribution will be fully taxable to you even though, as an economic matter, it simply represents a return of a portion of your investment. This is known as "buying into a dividend."

                  Sales and Exchanges: The sale of Fund shares is a taxable event on which a gain or loss may be recognized. For federal income tax purposes, an exchange of shares of one Fund for shares of another Fund is considered the same as a sale. The amount of gain or loss is based on the difference between your tax basis in the Fund shares and the amount you receive for them upon disposition. Generally, you will recognize long-term capital gain or loss if you have held your Fund shares for over twelve months at the time you sell or exchange them. Gains and losses on shares held for twelve months or less will generally constitute short-term capital gains, except that a loss on shares held six months or less will be recharacterized as a long-term capital loss to the extent of any capital gains distributions that you have received on the shares. A loss realized on a sale or exchange of Fund shares may be disallowed under the so-called "wash sale" rules to the extent the shares disposed of are replaced with other shares of that same Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of the Fund. If disallowed, the loss will be reflected in an adjustment to the basis of the shares acquired.

                  IRAs and Other Tax-Qualified Plans: The one major exception to the preceding tax principles is that distributions on, and sales, exchanges and redemptions of, shares held in an IRA or other tax-qualified plan will not be currently taxable.

                  Backup Withholding: The Funds may be required in certain cases to withhold and remit to the Internal Revenue Service a percentage of taxable dividends or gross proceeds realized upon sale payable to shareholders who have failed to provide a correct tax identification number in the manner required, or who are subject to withholding by the Internal Revenue Service for failure to properly include on their return payments of taxable interest or dividends, or who have failed to certify to a Fund when required to do so that they are not subject to backup withholding or that they are "exempt recipients." The withholding rate is currently 28%.

                  U.S. Tax Treatment of Foreign Shareholders: A foreign shareholder generally will not be subject to U.S. withholding tax in respect of proceeds from, or gain on, the redemption of shares or in respect of capital gain dividends (i.e., dividends attributable to long-term capital gains of a Fund) unless, in the case of a shareholder who is a nonresident alien individual, the shareholder is present in the United States for 183 days or more during the taxable year and certain other conditions are met. For distributions attributable to a Fund's taxable year beginning before January 1, 2005 or after December 31, 2007, foreign shareholders generally will be subject to U.S. withholding tax at a rate of 30% (or a lower treaty rate, if applicable) on distributions by a Fund of net investment income, other ordinary income, and the excess, if any, of net short-term capital gain over net long-term capital loss for the year, unless the distributions are effectively connected with a U.S. trade or business of the shareholder. For distributions attributable to a Fund's taxable year beginning after December 31, 2004 and before January 1, 2008, however, foreign shareholders will generally not be subject to withholding tax on distributions attributable to U.S.-source "portfolio interest" or short-term capital gains unless, with respect to short-term capital gains, the shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. Foreign shareholders should consult their tax advisers regarding the U.S. and foreign tax consequences of investing in a Fund.

                  State and Local Taxes: You may also be subject to state and local taxes on income and gain attributable to your ownership of Fund shares. State income taxes may not apply, however, to the portions of a Fund's distributions, if any, that are attributable to interest earned by the Fund on U.S. government securities. You should consult your tax adviser regarding the tax status of distributions in your state and locality.

                  Sunset of Tax Provisions: Some of the tax provisions described above are subject to sunset provisions. Specifically, a sunset provision provides that the 15% long-term capital gain rate will increase to 20% and the taxation of dividends at the long-term capital gain rate will change for taxable years beginning after December 31, 2010.

                  Your investment in the Funds could have additional tax consequences. This short summary is not intended as a substitute for careful tax planning. You should consult your tax professional for information regarding all tax consequences applicable to your investments in a Fund. More tax information relating to the Funds is also provided in the SAI.

                            DISTRIBUTION ARRANGEMENTS

                  Professional Funds Distributor, LLC manages the Funds' distribution efforts and provides assistance and expertise in developing marketing plans and materials, enters into dealer agreements with broker-dealers to sell shares and provide shareholder support services, directly or through affiliates. The Institutional Shares of the Funds do not charge any sales loads, deferred sales loads or other fees in connection with the purchase of shares. Roxbury may pay brokers, financial intermediaries or service providers an amount calculated as a percentage of assets held by customers of the recipient. Please contact your broker, financial intermediary or service provider for details about payments it may receive.

________________________________________________________________________________
SHARE CLASSES
________________________________________________________________________________

                  Each Fund issues Investor Shares and Institutional Shares. Each class of shares bears a pro rata portion of a Fund's common expenses in addition to expenses directly attributable to that class. Institutional Shares are offered to retirement plans and other institutional investors. Any investor may purchase Investor Shares.

                                    GLOSSARY

GROWTH FUNDS:

Growth funds invest in the common stock of growth-oriented companies. Generally, growth-oriented companies have high relative rates of growth and tend to reinvest more of their profits into the company and pay out less to shareholders in the form of dividends. As a result, investors in growth funds tend to receive most of their return in the form of capital appreciation.

INVESTMENT ADVISER:

The investment adviser makes investment decisions for a mutual fund and continuously reviews, supervises and administers the fund's investment program. The Board of Trustees supervises the investment adviser and establishes policies that the investment adviser must follow in its management activities.

MUTUAL FUND:

A mutual fund pools shareholders' money and, using a professional investment manager, invests it in securities like stocks and bonds. Each of the Funds is a separate mutual fund.

MUTUAL FUND EXPENSES:

Unlike an index, every mutual fund has operating expenses to pay for professional advisory, shareholder distribution, administration and custody services.

NET ASSET VALUE or "NAV":

NAV = Assets-Liabilities
      __________________
      Outstanding Shares

NET INVESTMENT INCOME:

Net investment income consists of interest and dividends earned by a fund on its investments less accrued expenses.

                              FOR MORE INFORMATION

         FOR INVESTORS WHO WANT MORE INFORMATION ON THE FUNDS, THE FOLLOWING DOCUMENTS ARE AVAILABLE FREE UPON REQUEST:

         Annual/Semi-Annual Reports: These reports contain performance data and information on the Funds' holdings, operating results and a discussion of the market conditions and investment strategies that significantly affected the Fund's performance for the most recently completed fiscal year or half-year.

         Statement of Additional Information ("SAI"): The SAI provides additional technical and legal descriptions of the Funds' policies, investment restrictions, risks, and business structure, including a description of the Funds' policies and procedures with respect to the disclosure of the Funds' portfolio security holdings. The information in the SAI is incorporated into this prospectus by reference.

         Copies of these documents and answers to questions about the Funds may be obtained without charge by contacting:

         The Roxbury Funds
         c/o PFPC Inc.
         101 Sabin Street
         Pawtucket, RI 02860-1427
         (800) 497-2960
         9:00 a.m. to 5:00 p.m. Eastern time

         The Funds' SAI and annual and semi-annual reports are also available, free of charge, at http://www.RoxburyFunds.com. Information about the Funds, including the SAI can be reviewed and copied at the Public Reference Room of the Securities and Exchange Commission in Washington, DC. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Room of the SEC, Washington, DC, 20549-0102. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 942-8090. Reports and other information about the Funds may be viewed or downloaded from the EDGAR database on the SEC's Internet site at http://www.sec.gov.

         FOR MORE INFORMATION ON OPENING A NEW ACCOUNT, MAKING CHANGES TO EXISTING ACCOUNTS, PURCHASING, EXCHANGING OR REDEEMING SHARES, OR OTHER INVESTOR SERVICES, PLEASE CALL (800) 497-2960.

            The investment company registration number is 811-21897.